Exhibit 99.1

Critical Therapeutics Announces Commercial Launch of ZYFLO(R); Studies Showed ZYFLO Reduced the Need for Rescue Medications and Improved Asthma Symptoms

     LEXINGTON, Mass.--(BUSINESS WIRE)--Oct. 10, 2005--Critical Therapeutics, Inc. (NASDAQ: CRTX) today announced details of the commercial launch and price of ZYFLO(R) (zileuton tablets), which is indicated for the prevention and chronic treatment of asthma in patients 12 years of age and older. On September 28, 2005, the U.S. Food and Drug Administration (FDA) approved the Company's supplemental New Drug Application (sNDA) to manufacture and market ZYFLO. There were no material changes to the prescribing information for ZYFLO as a result of the FDA review.
     ZYFLO is the only drug in the class of 5-lipoxygenase (5-LO) inhibitors approved for marketing by the FDA. ZYFLO interrupts the 5-LO cascade, the products of which trigger the migration and activation of neutrophils and eosinophils, two key white blood cells that contribute to the symptoms of patients with severe persistent or difficult-to-treat asthma.
     "The launch of ZYFLO is an important milestone in our efforts to offer innovative medical solutions for the millions of patients in the United States whose asthma symptoms are not adequately controlled with currently available asthma medications," said Paul Rubin, M.D., president and chief executive officer of Critical Therapeutics. "According to the American Lung Association, more than half of the estimated 20 million asthma patients in the U.S. do not have their asthma under control despite existing guidelines for the diagnosis and management of the disease. We believe ZYFLO represents a safe and effective treatment option for some of these patients."

     Market

     The Company has built a specialty sales force that will target a group of approximately 8,000-10,000 allergists, pulmonologists and other respiratory specialists who manage the majority of patients with severe asthma. "Our representatives and sales management team are in place and our field sales support infrastructure is operational. Through our 80-person specialty sales force, we believe we will initially have access to healthcare providers treating approximately 500,000 patients with severe persistent or difficult-to-treat asthma," said Rick Finnegan, senior vice president of sales and marketing.
     Critical Therapeutics expects that commercial product will be available in pharmacies throughout the United States the week of October 17, 2005 and patient starter samples for ZYFLO will be available in doctors' offices the week of October 24, 2005.

     Clinical Data

     Approximately 5,000 patients participated in the development program for ZYFLO. In two pivotal clinical studies, ZYFLO demonstrated the ability to alleviate asthma symptoms, improve lung function, reduce the frequency and severity of exacerbations requiring oral corticosteroid therapy and improve patient quality of life. A post-hoc analysis of 774 patients from the combined pivotal trials for ZYFLO showed that the response to treatment was greater for the severe persistent group. Patients with baseline FEV(1)< or =60% showed statistically significant improvements at the end of the trials in all daily symptoms, overall nocturnal symptoms, rescue medication usage and individual symptoms, such as cough and shortness of breath.
     In a 2,947-patient open label Phase IIIb clinical trial comparing patients treated for 12 months with ZYFLO in addition to usual care with those patients on usual care alone, the patients taking ZYFLO showed additional benefit in lung function, reduction in exacerbations requiring beta-agonist or oral corticosteroid use, as well as a reduction in visits to the emergency department. In addition, the Phase IIIb clinical trial of ZYFLO plus usual care provided further data demonstrating that the drug is safe and generally well tolerated.

     Price and Patient Assistance

     ZYFLO will be priced at a wholesale acquisition cost (WAC) of $7.30 per day, or $219 per month. The drug will be supplied to pharmacies in bottles of 120 tablets, representing a one-month supply for an individual patient. The revenue recognized by the Company will be affected by a number of factors, including patient adherence, discounts, product returns and rebates.
     The Company expects that ZYFLO will be available on the majority of managed care formularies, as well through federal and state government programs, within the first two quarters after launch. For uninsured and underinsured patients, Critical Therapeutics is implementing a patient assistance program, which the Company believes will help ensure the broadest and easiest access to ZYFLO for those patients requiring assistance. The Company's intent is to ensure that all patients who need ZYFLO have affordable access to it.

     About Asthma

     Asthma is a chronic inflammatory disorder affecting approximately 20 million Americans. Asthma occurs when the walls of the bronchial tubes become inflamed, causing the muscles to constrict and extra mucus to be produced. This can lead to a broad range of symptoms from minor wheezing to severe difficulty in breathing. In some cases, breathing becomes so difficult during a flare-up or "asthma attack" that symptoms can be life-threatening if not properly managed.

     About ZYFLO

     ZYFLO is indicated for the prevention and chronic treatment of asthma in adults and children 12 years of age and older. ZYFLO, which contains the active ingredient zileuton, blocks the formation of leukotrienes that may contribute to asthma symptoms. Zileuton is an orally active inhibitor of 5-lipoxygenase, the enzyme that catalyzes the formation of leukotrienes from arachidonic acid. The recommended dose is one 600 mg tablet four times a day. ZYFLO is not indicated for use in the reversal of bronchospasm in acute asthma attacks. Therapy with ZYFLO can be continued during acute exacerbations of asthma. ZYFLO should be taken regularly, even during symptom-free periods.

     Safety Information

     Mild to moderate side effects associated with the use of ZYFLO are abdominal pain, upset stomach and nausea. A small percentage of patients treated with ZYFLO show an increased release of a liver enzyme known as ALT. As a result, the level of liver enzymes in patients treated with ZYFLO should be measured by a simple blood test. It is recommended that physicians perform this test before administering ZYFLO and repeat the test on a regular basis while patients are on the medication. ZYFLO is contraindicated in patients with active liver disease or transaminase elevations greater than or equal to three times the upper limit of normal. For full prescribing information, please visit www.crtx.com/pat_pi.html or call the Company's toll free telephone number 1-866-835-8216 to request medical information.

     About Critical Therapeutics

     Critical Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of products for respiratory, inflammatory and critical care diseases. The Company owns worldwide rights to ZYFLO(R) (zileuton tablets), as well as other formulations of zileuton. ZYFLO, which is indicated for the prevention and chronic treatment of asthma in adults and children 12 years of age and older, is the only 5-lipoxygenase inhibitor approved for marketing by the U.S. Food and Drug Administration. Critical Therapeutics also is developing treatments directed toward the severe inflammatory response in acute diseases and conditions that lead to admission to the emergency room or intensive care unit, and acute exacerbations of other chronic diseases that frequently lead to hospitalization. For more information, please visit www.crtx.com.

     Forward-Looking Statements

     Any statements in this press release about future expectations, plans and prospects for Critical Therapeutics, Inc., including, without limitation, possible therapeutic benefits and market acceptance of ZYFLO; commercial availability of ZYFLO; future revenues, and all other statements that are not purely historical in nature, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," "would" and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks and uncertainties relating to: the extent of market acceptance of ZYFLO; our heavy dependence on the commercial success of ZYFLO; our ability to maintain regulatory approvals to market and sell ZYFLO; our ability to develop and maintain the necessary sales, marketing and manufacturing capabilities to launch and commercialize ZYFLO; patient, physician and third-payer acceptance of ZYFLO as a safe and effective therapeutic product; adverse side effects experienced by patients taking ZYFLO, our ability to obtain the substantial additional funding required to conduct our commercialization activities for ZYFLO; and our ability to obtain, maintain and enforce patent and other intellectual property protection for ZYFLO, our drug candidates and our discoveries. These and other risks are described in greater detail in the "Factors That May Affect Future Results" section of our most recent Quarterly Report on Form 10-Q and other filings that we make with the Securities and Exchange Commission. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.
     In addition, the statements in this release reflect our expectations and beliefs as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this release.

     ZYFLO(R) is a registered trademark of Critical Therapeutics, Inc.


     CONTACT: Critical Therapeutics, Inc.
              Linda S. Lennox, 781-402-5708
              Director, Corporate Communications
              llennox@crtx.com